EXHIBIT 23.7

                          AGREEMENT AND GENERAL RELEASE

      This AGREEMENT AND GENERAL RELEASE (hereinafter referred to as "RELEASE"), is entered into this 28th day of October, 1999, by and between CYBER-CARE, INC. f/k/a MEDIAL INDUSTRIES OF AMERICA, INC., (hereinafter referred to as "CYBER") and RONALD W. MILLS. JR. (hereinafter referred to as "MILLS").

                                   WITNESSETH:

      WHEREAS, Mills and Cyber entered into that certain Consulting Agreement dated March 31,1998 (hereinafter referred to as "CONSULTING AGREEMENT"), whereby Mills was to perform certain services for Cyber in exchange for certain fees;.

      WHEREAS. the parties are in disagreement with respect to certain performance related issues and as a result, certain disputes have arisen; and


      WHEREAS, the parties to this Release desire to amicably terminate the Consulting Agreement and settle all matters between them all on the following terms and conditions; and

      NOW, THEREFORE, in consideration of the promises and undertakings contained herein, and other good and valuable consideration, the receipt and adequacy of which is acknowledged, Cyber and Mills agree as follows:

      1. GENERAL RELEASE: Except for the enforcement of the terms of this Release, Cyber hereby releases, acquits and forever discharges Mills and his employees, agents, officers, directors, representatives, assigns, heirs and any and all other persons, firms and corporations, whether herein named or referred to or not, of and from any and all past, present and future actions, causes of action. claims, demands, damages, costs, loss of service, expenses, compensation, third-party actions, suits at law or in equity, including claims or suits for contribution and/or indemnity, of whatever nature, and all consequential damage on account of, or in any way growing out of, as a consequence of, by reason of, or relating in any way to all circumstances, events occurrences, actions and omissions relating to any and all matters whatsoever. Likewise, except for the enforcement of the terms of this Release, Mills hereby releases, acquits and forever discharges Cyber and its subsidiaries, affiliated companies, employees, officers, directors, agents, representatives, assigns, successors and any and all other persons, firms and corporations, whether herein named or referred to nor not, of and from any and all past, present and future actions, causes of action, claims, demands, damages, costs, loss of services, expenses, compensation, third-party actions. suits at law or in equity, including claims or suits for contribution and/or indemnity, of whatever nature, and all consequential damage on account of, or in any way growing out of, as a consequence of, by reason of, or relating in any way to all circumstances, events, occurrences, actions and omissions relating to relating to any and an matters whatsoever.

      2. CONSIDERATION: In consideration of Mills executing this Release and as full payment of any and all fees that may otherwise be due Mills in connection, with the acquisition of CyberCare, Inc., a Georgia corporation by Cyber. Cyber hereby agrees to deliver to Mills within 30 days of the date of this Release 75,000 shares of its restricted voting common stock, $.0025 par value (the "CYBER SHARES").

      3. REGISTRATION RIGHTS: Cyber shall use its reasonable best efforts to effect a registration on Form S-3, or other appropriate form (the "REGISTRATION STATEMENT"), and to register the Cyber

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Shares to be issued to Mills contemporaneous with the registration of the
Acquisition Shares issued to the CCI stockholders in accordance with that certain Registration Rights Agreement dated June 16, 1999 by and between Cyber f/k/a Medical Industries of America, Inc., and CyberCare, Inc.. a Georgia corporation. By this reference all covenants, terms and conditions of the Registration Rights Agreement are specifically incorporated herein and hereby become a material part hereof.

      4. RESTRICTIONS ON RESALE: Mills understands and acknowledges that sales of large blocks of Cyber common stock could negatively impact the trading price of the Cyber common stock- Accordingly, Mills hereby agrees that for a period of seven months after the date of the effective f date of the Registration Statement (the "RESTRICTED SALE PERIOD") he will not, within any 30 day [ period, offer to sell, contract to sell. hypothecate, negotiate, pledge, assign, encumber, loan, pledge, grant any rights with respect to or otherwise dispose of, directly or indirectly (collectively, a "DISPOSITION"), a number of Cyber Shares or securities convertible into or exchangeable or exercisable for any Cyber Shares now owned or hereafter acquired by Mills which exceeds 10,715 shares, other than a Disposition (i) to any donees who receive such Cyber Shares as a bona fide gift and who are bound by the terms herein, or (ii) with the prior written consent of Cyber.

      Mills acknowledges and agrees that t1te foregoing restriction also expressly precludes Mills from engaging in any hedging, short sales or other transaction which is designed to or reasonably expected to lead to or result in a Disposition of the Cyber Shares during the Restricted Sale Period, even if such shares would be disposed of by someone other than Mills. Such prohibited hedging or other transactions would include, without limitation, any short sale (whether or not against the box) or any purchase, sale, show of any shares or grant of any right (including, without limitation, any put or call option) with respect to any Cyber common stock or with respect to any security (other t1tan a broad-based market basket or index) that includes, relates to or derives any significant part of its value from the Cyber common stock.

      Mills agrees to submit each certificate for the Cyber Shares to Cyber for imprinting of the following legends thereon:

                  "The sale, transfer, hypothecation, negotiation, pledge,
            assignment, encumbrance or other disposition of this share certificate and the shareholdings represented hereby are subject to all of the terms, conditions and provisions of a Release dated as of October 28, 1999, by and among Ronald W. Mi1ist Jr. and Cyber-Care, Inc.. a copy of which may be obtained from the Secretary of Cyber-Care, Inc."

      In furtherance of the foregoing, Cyber and its transfer agent and registrar are hereby authorized to decline to make any transfer of the Cyber Shares if such transfer would constitute a violation or breach of this Release.

      5. TERMINATION OF CONSULTING AGREEMENT. This Release further memorializes that the parties have terminated the Consulting Agreement and that no additional fees, costs or expenses shall be paid to Mills in connection therewith.

      6. CONFIDENTIALITY: Each party agrees that they shall not disclose to any third party the terms and conditions of this Release as well as any other confidential information learned about the other party.

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      7. BINDING EFFECT: This Re]ease shall be binding upon the parties and their respective administrators, successors and assigns, and shall inure to the benefit of the parties and their respective administrators, successors and assigns.

      8. SEVERABILITY: Should any of the provisions of this Release be determined to be invalid by a Court of competent jurisdiction, the parties agree that this shall not affect the validity or enforceability of the remaining provisions, and that they shall renegotiate and reform any invalid provisions in good faith to effectuate the purpose of the Release and to conform it to the law.

      9. ENTIRE AGREEMENT: This Release constitutes the entire understanding between the parties and may not be modified without the express written consent of the parties.

      10. NO IMPROPER INDUCEMENT: The parties represent and acknowledge that in executing this Release, they do not rely. and have not relied, on any representation or statement made by any of the parties or their respective agents. representatives or counsel with regard to the subject matter, bases or effect of the Release or otherwise, other than as specifically stated in the Release.

      II. KNOWING AND VOLUNTARY: The parties hereto have read the foregoing Release and fully understand it. The only promises made in connection with this Release are those stared herein and Cyber and Mills sign this Release knowingly and voluntarily.

      12. COUNTERPARTS: This Release may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument

      13. GOVERNING LAW: This Agreement shal1 be governed by and construed in accordance with the laws of the State of Florida to the exclusion of the law of any other forum. without regard to the jurisdiction in which any action or special proceeding may be instituted. Each party hereto agrees to submit to the personal jurisdiction and venue of the state and/or federal cow1s located in Palm Beach County, Florida, for resolution of all disputes arising out of or in connection with or by reason of the interpretation, construction and enforcement of this Agreement, and hereby waives the claim or defense therein that such court constitutes in an inconvenient form. As material inducement for this Agreement each party specifically waives the right to trial by jury for any issues so trialable.



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      IN WITNESS WHEREOF, the parties hereby execute this Release as of the date and year first written above.



MILLS:                  /s/ RONALD W. MILLS
                            Ronald W. Mills Jr.
                            October 28, 1999





CYBER:                  Cyber-Care, Inc.,



                        By: /s/Paul C. Pershes,
                        Its: President

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